UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2004

ECOLAB INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9328	41-0231510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 Wabasha Street North, Saint Paul, Minnesota	55102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 651-293-2233

(Not applicable)
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

By notice dated December 8, 2004, Ecolab Finance Pty Limited (“Ecolab Finance Pty”), an Australian subsidiary of Ecolab Inc. (the “Corporation”), provided notice to the dealers and certain other parties that it has voluntarily terminated its A$200 Million Commercial Paper and Medium Term Note Program (the “Australia CP/MTN Program”), as all outstanding borrowings under such program have been repaid and it is no longer being utilized.   The Australia CP/MTN Program has constituted part of the Corporation’s global commercial paper program, together with the Corporation’s U.S.$450 Million Commercial Program and its U.S.$200 million Euro-Commercial Paper Program.  These other two programs will remain in place.

The Australia CP/MTN Program, which has an indefinite term, has provided for the issuance, termination upon maturity and re-issuance of commercial paper and medium term notes on a revolving basis for the general funding purposes of Ecolab Finance Pty and financing of related Ecolab group companies.  Dealers have been able, at Ecolab Finance Pty’s request or on their own initiative, to bid for commercial paper with a maturity of up to one year or medium term notes with a maturity between one and seven years.  The maximum amount of commercial paper and medium term notes outstanding under the facility at any one time has been subject to an A$200 million limit.  Borrowings and relevant fees under the Australia CP/MTN Program have been guaranteed by the Corporation under a Guarantee and Negative Pledge containing certain representations and warranties, undertakings and other terms and conditions.

The following relevant agreements have been terminated by Ecolab Finance Pty in connection with the termination of the Australia CP/MTN Program:

(i)                                     Dealer Agreement dated as of 10 July 1998 among Ecolab Finance Pty as Issuer, Citisecurities Limited as Arranger and Citisecurities Limited, Credit Suisse First Boston Australia Securities Limited and Warburg Dillon Read Australia Limited as Dealers;

(ii)                                  Issuance and Paying Agency Agreement dated as of 10 July 1998 between Ecolab Finance Pty as Issuer and Perpetual Trustee Company Limited as Agent; and

(iii)                               Registry Services Deed dated as of 10 July 1998 among Ecolab Finance Pty as Issuer and Perpetual Trustee Company Limited as Registrar.

The Corporation’s Multicurrency Credit Agreement, dated as of September 29, 1993, as amended and restated as of August 13, 2004, by and among the Corporation, Ecolab Pty Limited, an Australian subsidiary of the Corporation (“Ecolab Pty”), Ecolab Finance Pty, the financial institutions party thereto as Banks from time to time, the financial institutions party thereto as Issuing Banks from time to time, Citicorp USA, Inc., as administrative agent for the Banks and Issuing Banks thereunder, Citibank International PLC, as agent for the Banks in connection with certain of the Eurocurrency Advances, JPMorgan Chase Bank, as syndication agent, and Credit Suisse First Boston, as documentation agent (the “Credit Agreement”) has provided liquidity support to the Australia CP/MTN Program.  To facilitate Australian dollar borrowings under the Credit Agreement, the Corporation and Ecolab Pty established the Australian Dollar Local Currency Addendum dated as of October 17, 1997, among the Corporation, Ecolab Pty, Citibank, N.A., JPMorgan Chase Bank, and Credit Suisse First Boston (the “Local Currency Banks”), Citicorp USA, Inc. (the

“Administrative Agent”), and Citisecurities Limited (the “Local Currency Agent”), and the Corporation and Ecolab Finance Pty established the Australian Dollar Local Currency Addendum dated as of June 23, 1998, among the Corporation, Ecolab Finance Pty, the Local Currency Banks, the Administrative Agent, and the Local Currency Agent (each an “Addendum” and, collectively, the “Addenda”).   The Corporation, Ecolab Pty Limited and Ecolab Finance Pty Limited have given notice dated as of December 8, 2004 to voluntarily terminate the Addenda as liquidity support is no longer needed for the Australia CP/MTN Program and there are no other plans to utilize the Addenda.  The notice of termination is effective only with respect to the Addenda; the Credit Agreement will otherwise remain in full force and effect.

Under the Addenda, the Corporation, Ecolab Pty, and Ecolab Finance Pty have been entitled to make borrowings denominated in Australian dollars from the Local Currency Banks up to an aggregate commitment of U.S.$176 million in the form of BBSY bid rate and money market advances.  The Addenda, and borrowings thereunder, have been subject to the terms and conditions of the Credit Agreement, including the same August 13, 2009 termination date.  The Credit Agreement provides for a U.S.$450 million revolving credit facility and may be used for general corporate purposes, including share repurchases, repayment of other indebtedness, acquisitions and as a backstop of commercial paper.  It contains representation and warranties, covenants, events of default and other terms customary to financings of that type.

The Corporation, Ecolab Pty and Ecolab Finance Pty have not incurred any termination penalties in connection with the termination of the Australia CP/MTN Program or the Addenda.

Item 8.01 Other Events.

On December 9, 2004, Ecolab announced declaration of an increased quarterly cash dividend of $0.0875 per share, payable January 18, 2005, to shareholders of record on December 21, 2004. Also, Ecolab announced Board of Director authorization to repurchase up to 10,000,000 additional shares of its common stock.  The purchases will be conducted in the open market, in privately negotiated transactions from time-to-time, depending on market conditions, and in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.

A copy of the News Released issued by Ecolab in connection with this Item 8.01 is attached as Exhibit (99), and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)           Exhibits.

(99)  Ecolab Inc. New Release dated December 9, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLAB INC.

Date: December 9, 2004	By:	/s/Timothy P. Dordell
Timothy P. Dordell
Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description	Method Of Filing
(99)	Ecolab Inc. News Release dated December 9, 2004	Filed herewith electronically.